Pricing Supplement Dated: June 15, 2009 (To Prospectus Supplement Dated February 26, 2009 to Prospectus Dated May 7, 2008)	Rule 424(b)(3) File No. 333-150486
Pricing Supplement No. 11

U.S. $991,567,000

JOHN DEERE CAPITAL CORPORATION
JDCC CORENOTESSM
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fixed Rate Note CUSIP Number	Price to Public (%)	Price to Purchasing Agent (%)	Fixed Interest Rate per Annum (%)	Interest Payment Frequency	Interest Payment Dates	Survivor’s Option	Stated Maturity Date
24424CAV3	100.000	99.600	2.650	Semi-Annual	June and December 15 of each year, beginning December 15, 2009	YES	June 15, 2011

24424CAW1	100.000	99.2500	4.000	Semi-Annual	June and December 15 of each year, beginning December 15, 2009	YES	June 17, 2013

Redemption Information: Non-Callable

The debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (See “Risk Factors” in our Annual Report on Form 10-K filed with the SEC).

John Deere Capital Corporation

Trade Date: June 19, 2009
Settlement Date: June 24, 2009
Other Terms: None

Agent: Merrill Lynch & Co.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or Merrill Lynch & Co. will arrange to send you the prospectus if you request it by calling Merrill Lynch & Co. at 866-500-5408.

John Deere Capital Corporation JDCC CoreNotesSM

CoreNotesSM is a service mark of Merrill Lynch & Co.